Exhibit 99.1

Contact:   Jeff Altamari

Vice President, Investor Relations

(713) 513-3344

CAMERON BOARD APPROVES $750 MILLION INCREASE

IN SHARE REPURCHASE AUTHORIZATION

HOUSTON (December 10, 2013) — Cameron (NYSE: CAM) today announced that its Board of Directors has approved an increase in the Company’s share repurchase authorization by an additional $750 million.  Cameron also intends to add debt to its capital structure in the near term, while continuing to maintain a strong investment-grade profile and a balance sheet that provides the financial flexibility to pursue its strategic objectives.

Cameron entered the fourth quarter of 2013 with an outstanding authorization of $1.050 billion.  During the fourth quarter, through December 10, 2013, Cameron purchased $756.4 million, or 13.7 million, of its shares.  Including the additional $750 million authorization announced today, the total remaining authorization as of December 10, 2013 is $1.044 billion.

Jack Moore, Cameron Chairman and Chief Executive officer stated, “With this additional share repurchase authorization, Cameron reaffirms its commitment to driving value for shareholders. Year to date, Cameron has returned $1.332 billion to shareholders, representing 23.5 million shares retired through share repurchase programs.  In addition to capital returns, we are creating value for shareholders through focused execution of our growth strategy by leveraging the strong sales and order momentum in our core markets, expanding product and service offerings in strategic growth areas and optimizing our operational platform to maximize our potential.”

The Company will be disciplined and opportunistic with respect to its remaining authorization, but intends to aggressively repurchase shares if market conditions and other factors permit.

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.  For more information, visit www.c-a-m.com.

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This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  Forward-looking statements include estimates and give our current expectations or forecasts of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.